Exhibit 8.1

List of Subsidiaries

Of

Ridgetech, Inc. (the “Company”)

1.	Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) is a Hong Kong company and is wholly-owned by the Company.

2.	Zhejiang Shouantang Medical Technology Co., Ltd. (“Shouantang Technology”) is a Chinese company wholly-owned by Renovation.

3.	Hangzhou Shouantang Bio-technology Co., Ltd. (“Shouantang Bio”) is a Chinese company wholly owned by Shouantang Technology.

4.	Hangzhou Kahamadi Bio-technology Co., Ltd.(“Kahamadi Bio”) is a Chinese company 49% owned by Shouantang Bio.

5.	Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”) is a Chinese company wholly owned by Renovation.

6.	Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”) is a Chinese company and is wholly-owned by Renovation.

7.	Hangzhou Jiutong Medical Technology Co., Ltd. (“Jiutong Medical”) is a Chinese company and is wholly-owned by Renovation.

8.	Ridgeline International Limited (“Ridgeline”) is a Hong Kong company and is wholly-owned by Renovation.

9.	Allright (Hangzhou) Internet Technology Co. Ltd (“Allright”) is a Chinese company and is wholly-owned by Ridgeline.